Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-205438) and related Prospectus of Foresight Energy LP for the registration of common units, other units, and debt securities and to the incorporation by reference therein of our report dated March 10, 2015, with respect to the consolidated financial statements and schedule of Foresight Energy LP included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

August 7, 2015